Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 103 to the Registration Statement on Form N-1A of Fidelity Court Street Trust: Fidelity Connecticut Municipal Income Fund and Fidelity New Jersey Municipal Income Fund of our report dated January 13, 2017  relating to the financial statements and financial highlights included in the November 30, 2016 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts January 23, 2017